STATE OF MISSOURI
                               PUBLIC SERVICE COMMISSION

                                         At a session of the Public Service
                                               Commission held at its office
                                               in Jefferson City on the 19th
                                               day of September, 1988.

In the matter of the application of          )
Tartan Energy Company of Missouri, L.C.,     )
a Missouri limited liability company,        )
for authority to acquire control of and      ) Case No. GM-96-61
merge with Tartan Energy Company, L.C.,      )
d/b/a) Southern Missouri Gas Company, L.C.,  )
an Oklahoma limited liability company.       )


               ORDER APPROVING APPLICATION TO MERGE

          On August 28, 1995, Tartan Energy Company of Missouri,

L.C., a Missouri limited liability company (Tartan-Missouri), and

Tartan Energy Company, L.C., d/b/a Southern Missouri Gas Company,

L.C., an Oklahoma limited liability company (Tartan-Oklahoma),

filed a joint application.  In the joint application, Tartan-

Missouri and Tartan-Oklahoma request authority to merge Tartan-

Oklahoma into Tartan-Missouri, with Tartan-Missouri being the surviving entity.  On September 14, 1995, the applicants filed a letter stating their intent that the surviving entity do business as Tartan Energy Company of Missouri, L.C., d/b/a Southern

Missouri Gas Company, L.C.

          Also, on August 28, 1995, Tartan-Missouri and Tartan-

Oklahoma filed a motion for expedited approval of the

application.  In the motion applicants state that the reason for the proposed change of domicile is to ensure that the public utility and its parent are eligible for an "intrastate exemption"

under the provisions of the Public Utility Holding Company Act

(PUHCA) of 1935.  Tartan believes that it will be ready to begin distribution of natural gas on a limited basis to various

municipalities beginning on or about October 1, 1995.  However,

Tartan-Oklahoma may not begin serving its Missouri customers until the merger application is approved without subjecting its parents to regulation under PUHCA.  Therefore, Tartan states, it is necessary to obtain approval of the merger prior to the

October 1, 1995, projected in-service date for the commencement of service.

          On August 30, 1995, the Commission issued an Order And

Notice.  The Order And Notice provided that a copy of the Order

And Notice be sent to the county commissions of the affected counties.  The Order And Notice gave interested persons an

opportunity to intervene by filing an application to intervene no later than September 14, 1995.  No persons have filed an

application for intervention in this case.

          On September 15, 1995, the Staff of the Missouri Public

Service Commission (Staff) filed a memorandum to the official case file.  Staff recommends that the Commission waive 4 CSR 240-

2.060, which would require the applicants to file an income

statement.  Staff states that income statements are not needed in this case since Tartan-Missouri is a newly created corporation and Tartan-Oklahoma has not started gas delivery and sales under its certificate.

           After reviewing 4 CSR 240-2.060, it appears that a

requirement to file an income statement appears in 4 CSR 240-

2.060(3)(E).  The Commission finds that the income statements normally required with an application of this type are not needed in this particular case for the reasons identified by Staff.

Thus, the Commission will waive the requirement in 4 CSR 240-

2.060(3)(E) that applicants file income statements.

          Staff states that Tartan-Oklahoma currently does not

have an effective Purchased Gas Adjustment (PGA) factor.  Staff notes that although Tartan has filed a PGA factor to be effective

October 3, 1995, Staff expects this PGA to become effective after

October 3, 1995, due to errors contained in the PGA filing.

Staff states that Tartan-Oklahoma may not serve customers until it obtains approval of a PGA factor to recover gas costs.

          Staff states that it does not object to the merger as

it does not perceive any detriment to customers under this

request.  Staff recommends that the Commission order Tartan-

Missouri to file an "Adoption Notice" which would allow Tartan-

Missouri to adopt the existing tariff of Tartan-Oklahoma without having to refile every tariff sheet to make company name and address changes.  Staff further suggests that if the Commission approves the merger, the Commission order that the merger become effective simultaneously with the effective date of the "Adoption

Notice" tariff sheet required to be filed and approved.

          Based on its review of the application and Staff's

memorandum, the Commission finds that the application for merger of Tartan-Oklahoma and Tartan-Missouri, with Tartan-Missouri being the surviving entity, should be approved.

          IT IS THEREFORE ORDERED:

          1.   That the requirement to file income statements

contained in 4 CSR 240-2.060(3)(E) be, and is, hereby waived.

          2.   That the joint application of Tartan Energy

Company of Missouri, L.C., a Missouri limited liability company,

and Tartan Energy Company, L.C., d/b/a Southern Missouri Gas

Company, L.C., an Oklahoma limited liability company, for

authority to merge Tartan-Oklahoma into Tartan-Missouri, with

Tartan-Missouri being the surviving entity be, and is, hereby approved.

          3.   That Tartan Energy Company of Missouri, L.C.,

d/b/a Southern Missouri Gas Company, L.C., shall file an

"Adoption Notice" to bear an effective date of September 29,

1995.

          4.   That Tartan Energy Company of Missouri, L.C., a

Missouri limited liability company, and Tartan Energy Company,

L.C., d/b/a Southern Missouri Gas Company, L.C., an Oklahoma

limited liability company be, and are, hereby authorized to enter into, execute and perform in accordance with the terms of all other documents reasonably necessary and incidental to the

performance of the transactions which are the subject of the joint application filed in this case.

          5.   That the motion of expedited approval of

application filed by Tartan Energy Company of Missouri, L.C., a

Missouri limited liability company, and Tartan Energy Company,

L.C., d/b/a Southern Missouri Gas Company, L.C., an Oklahoma

limited liability company, be, and is, hereby granted.

          6.   That this order shall become effective on the 29th

day of September, 1995.

                                        BY THE COMMISSION


                                        /s/
                                        David L. Rauch
                                        Executive Secretary


(SEAL)

Mueller, Chm., McClure, Kincheloe,
Crumpton and Drainer, CC., concur.


STATE OF MISSOURI

OFFICE OF THE PUBLIC SERVICE COMMISSION

     I have compared the preceding copy with the original on file in this office and I do hereby certify the same to be a true copy therefrom and the whole thereof.

     WITNESS my hand and seal of the Public Service Commission,

at Jefferson City, Missouri, this 19th day of September, 1995.



                                   /s/
                                   ______________________________
                                   David L Rauch
                                   Executive Secretary